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                                                                   EXHIBIT 10.18

[CEPHEID LETTERHEAD]


                                                               December 13, 2000



EUROGENTEC
Parc Scientifique du Sart Tilman
4102 Seraing, BELGIUM
Attn:  Jean-Pierre Delwart, CEO

Dear Mr. Delwart,

This letter is to confirm the terms of the agreement between CEPHEID, a California corporation with its principle office at 1190 Borregas Avenue, Sunnyvale, California 94089 ("Cepheid"), and EUROGENTEC, a Belgian company with its principle office at Parc Scientifique du Sart Tilman, 4102 Seraing, Belgium ("Eurogentec"), together the "Parties", under which Eurogentec will serve as distributor, in the defined Territory, of the Smart Cycler(TM) System, accessories, and reaction tubes developed by and made by or for Cepheid.

1) Products: Cepheid's Smart Cycler System, including processing block, reaction tubes, accessories, software (but not including computer, which Eurogentec must provide, according to Cepheid specifications). Product improvements and upgrades of the Smart Cycler System that are applicable to the Field will be deemed to be part of "Products".

2) Distribution Rights: Cepheid grants to Eurogentec the right to distribute the Products in Belgium, France, Germany, The Netherlands, Switzerland, United Kingdom, (the "Territory") into the life science research market (the "Field"). Such right will be exclusive, subject to the terms and limitations of this Agreement.

[***]

2a) Field: Life science research. The Field does not include human and veterinary diagnostics (including applications subject to regulatory labeling including "For Investigational Use Only" or "For Research Use Only"), environmental testing, quality assurance and control testing, identity and forensic testing, and testing for biothreat agents.

2b) Territory: Belgium, France, Germany, The Netherlands, Switzerland, United Kingdom.

[***] CERTAIN INFORMATION WITHIN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SEC. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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2c)  Exclusivity: Eurogentec will have exclusive rights to sell the Products in the Territory and Field; however, Cepheid retains the right to make OEM sales of thermal cyclers, accessories and/or reaction tubes similar to Products which Cepheid may sell and ship to a firm for resale under that firm's label. In addition, Cepheid will have rights to sell or have sold Products in the Territory, but outside the Field, notably to customers carrying out biothreat testing.

2d) Exclusive Supplier: While the exclusive distribution rights under Paragraph 2 remain in force, Cepheid will be the exclusive supplier to Eurogentec of systems capable of performing thermal cycling with real-time optical detection.

2e) Sales Targets: The following represent minimum sales targets that must be achieved by Eurogentec in order to maintain exclusivity.


                  Year 1            Year 2           Year 3
                  ------            ------           ------

                  [***]             [***]            [***]


Prior to scheduled commercial launch of the Products by Eurogentec, Eurogentec will provide Cepheid with a 12 month forecast that will be updated monthly. The first three months of any updated forecast will represent a binding commitment to purchase

2f) Legal Status of Distributor: As the appointed distributor, Eurogentec buys and sells the products in its own name and for its own account and acts as an independent trader as regards to both the supplier and the customer.

2g) Terms of Resale: Eurogentec shall be free to set in-market prices with its Territory and to set the terms of the resale, except in the case as such terms would be in conflict with others terms set forth in this Agreement; in which case the terms of this Agreement shall govern.

3) Transfer Pricing: Eurogentec will purchase Products from Cepheid according to the transfer pricing schedule attached as Exhibit A. The Parties will review the transfer prices six months following date of first commercial launch by Eurogentec. The prices may be adjusted at that time if market conditions warrant, by mutual agreement of the Parties. The prices may also be reviewed and renegotiated at the request of either party following the first anniversary of this agreement, but shall not be changed more than once in any given year. If in the course of any such review and renegotiation the Parties are unable to agree upon new prices, the existing prices will remain in effect for one year after which time they will again be subject to review and renegotiation if either Party requests.

In addition, prices may be reviewed and increased annually, following the first anniversary of this agreement, due to increases in production cost, provided that such annual increase will not exceed [***]%. Such production cost increases will be subject to verification at Eurogentec's option and expense, utilizing the accounting firm serving Cepheid at the time.

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Each shipment shall be billed at the price in effect at the time of order placement. Notice of price changes shall be sent to:



                           EUROGENTEC
                           Parc Scientifique du Sart Tilman
                           4102 Seraing, BELGIUM


3a) Payment Terms: Payment terms shall be net forty-five days from receipt of valid invoice. Payments will be made in US dollars.

4) Shipping: Products will be shipped FOB Sunnyvale, CA to designated Eurogentec warehouse and distribution facilities. Eurogentec will be responsible for freight charges, import duties, and taxes.

5) Warranty: Cepheid shall warrant all Smart Cycler(TM) System Products for 12 months from delivery to Eurogentec's customer and all accessories (except the computer) for 12 months from delivery to Eurogentec's customer. Cepheid shall provide or reimburse Eurogentec for parts used in making repairs during the warranty period and shall make parts available after the warranty period to Eurogentec at a discount of [***]% from Cepheid's list price for such parts.

6) Reporting: Eurogentec shall provide Cepheid within 30 days after the first of each March, June, September, and December a true and accurate accounting report of Products (including units sold, serial numbers, and selling price) sold on a country-by-country basis during the preceding 3 months. In addition, Eurogentec shall provide to Cepheid on a monthly basis an updated customer and contact list.

Eurogentec shall establish and maintain and, as necessary, make available to Cepheid, customer complaint records to enable Cepheid to operate under the appropriate ISO and QSR regulations and standards governing the manufacture and distribution of Products.

7) Service: Eurogentec will be responsible for providing direct support to its end user customers. In order to support Eurogentec's efforts to support its customers, Cepheid will provide to Eurogentec, as reasonable and appropriate, technical and product updates and will respond to questions from Eurogentec personnel received via phone, fax, or e-mail. Cepheid will not be responsible for providing support directly to Eurogentec end-user customers.

Cepheid will provide to Eurogentec English language copies of the User's Manual, Service Manual, and other promotional support materials used to support the sale of the Products in the US market. Eurogentec will be responsible for the translation and production of such materials in a form suitable for use in their Territory.

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8)   Training: Prior to commercial launch of the Products in the Territory,
Cepheid will provide an initial technical and sales training session to Eurogentec personnel at a Eurogentec facility in Europe. Eurogentec shall pay the travel and lodging expenses of Cepheid personnel conducting the training.

9) Computer: Eurogentec shall be responsible for the direct purchase of compatible computer systems to be sold to end users for use with the Products. Cepheid will provide to Eurogentec specifications and recommendations for an applicable computer. If Eurogentec selects a preferred computer vendor and model that is different than that being supplied by Cepheid with its own Smart Cycler System, Eurogentec will provide Cepheid at no cost one appropriately configured computer for software qualification and will pay Cepheid's direct costs of qualifying the software. However, Cepheid is not required to modify the software in order to conform to specific requirements of a computer that is different from the one recommended by Cepheid.

10) Term: The term of this Agreement shall be three years from the date of mutual execution of the Agreement. Thereafter, the Agreement shall remain in force for successive twelve month periods, unless either party gives written notice of non-renewal to the other at least three months prior to the current expiration date

11) Amendments: This Agreement may not be amended or modified except in writing signed by both parties, and no course of dealing by or between the parties shall be deemed to affect any such amendment or modification.

12) Public Announcements: Neither Party shall issue or cause to be issued any press release or public announcement or otherwise disclose the existence of this Agreement or the transactions contemplated hereby except as and to the extent that the Parties agree, in writing.

13) Material Breach: Either party shall be entitled to terminate this Agreement by not less than 60 days' written notice if the other party is in material breach of any provision of this Agreement; provided that if such breach is capable of being remedied and is remedied before expiration of the said 60 day period, the notice of termination shall not take effect.

14) Bankruptcy: Either party may terminate this Agreement upon the bankruptcy or insolvency of the other party.

15) Assignment: Neither party may assign, subcontract, or delegate its rights and obligations under this Agreement without the prior written consent of the other party.

16) Governing Law: This Agreement shall be governed by the laws of the State of California applicable to contracts between California residents wholly to be performed in the State of California.

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17)  Force Majeure: Neither party shall be liable for failure to perform or delay in performing any provision of this Agreement where such failure results from an act of God, acts of civil or military authority, fires, strikes, floods, epidemics, quarantine, restrictions, riots, delays in transportation, shortage of raw materials, fuel or power or from any other cause whether or not of the same nature as the foregoing beyond the control of the party in question.

18) Notices: Any notice required or permitted to be given pursuant to this Agreement shall be delivered by hand at or sent by pre-paid registered or certified mail or by facsimile to the party in question at the address set out below or such other address as shall have been notified to the other party, and any notice sent by registered or certified mail shall be deemed to have been given on the third day after the date of mailing


If to CEPHEID:

Cepheid

1190 Borregas Avenue
Sunnyvale, CA  94089

Attn:    Cristopher McReynolds  (Phone: 408-541-4191 / Fax: 408-734-1260)

If to EUROGENTEC:

Eurogentec

Parc Scientifique du Sart Tilman

4102 Seraing, Belgium

Attn.    Didier Allaer  (Phone:  32-4-366-6110 / Fax: 32-4-365-1604)

19) Severability: Should any part of this Agreement determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of the remainder unless the part so determined invalid or unenforceable impairs the value of the whole Agreement to either party.

20) Entire Agreement: This Agreement sets forth the entire agreement between the parties relating to the subject matter hereof and supercedes any and all prior and contemporaneous agreements, discussions, understandings and correspondence.

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Please signify your acceptance of this Agreement by signing below and returning one original to CEPHEID.


                                       Yours truly,

                                       /s/Thomas L. Gustshall
                                       -----------------------------------
                                       Thomas L. Gutshall
                                       Chairman and CEO
                                       Cepheid

Agreed And Accepted:

EUROGENTEC

By: /s/Didier Allaer
    ----------------------------

Name: Didier Allaer
Title: Business Unit Manager
December 13, 2000
Date




Exhibits          A - Products and Prices


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                                    EXHIBIT A

SMART CYCLER(R) SYSTEM
    (see attached flyer for description and specifications)

Part #            Description                                          EUROGENTEC Price
------            -----------                                          ----------------
TBD               Smart Cycler(R)Processing Block                          $[***] (U.S.)
                  (16-site block, Europe compatible,
                  w/ USB cable)

TBD               Smart Cycler(R)Accessory Pack*                           $[***] (U.S.)

* Accessory pack includes 1 mini-centrifuge, four reaction tube racks, one cooling block, software, users manual.

ACCESSORIES:
-----------

Part #            Description                                          EUROGENTEC Price
------            -----------                                          ----------------
TBD               Mini-Centrifuge                                           $[***] (U.S.)

TBD               Tube Racks (pack of 4)                                    $[***] (U.S.)

TBD               Cooling Block                                             $[***]  (U.S.)

REACTION TUBES:
--------------

Part #            Description/Packaging                                EUROGENTEC Price
------            ---------------------                                ----------------
TBD               1 Carton of 25 uL Smart Cycler(R)                          $[***] (U.S.)
                  Reaction Tubes (20 bags of 50 tubes ea)

TBD               1 Carton of 100 uL Smart Cycler(R)                         $[***] (U.S.)
                  Reaction Tubes (20 bags of 50 tubes ea)

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